Exhibit 99.1

Privileged & Confidential

Kelly Services Adopts Stockholder Rights Plan

TROY, MI. – January 12, 2026 – Kelly Services, Inc. (Nasdaq: KELYA, KELYB) (the “Company”), a leading specialty talent solutions provider, announced today that its Board of Directors (the “Board”) has unanimously adopted a stockholder rights plan (the “Rights Plan”).

On Friday, January 9, 2026, the Terence E. Adderley Revocable Trust K (the “Trust”) notified the Board that it has entered into a definitive agreement to sell its entire holding, which constitutes 92.2%, of the voting Class B common stock to a private party. The Board and its advisors met several times over the course of the following days, and at a meeting held on January 11, 2026, the Board unanimously approved the adoption of the Rights Plan, which is intended to afford the Board sufficient time to become informed about and evaluate the terms of the transaction and any plans or proposals of the purchaser, and to consider the best interests of all stockholders of the Company.

After the Board meeting held on January 11, 2026, the Board notified a representative of the Trust that the Board had approved the Rights Plan. Throughout the evening of January 11, 2026, representatives of the Board, the Trust and the purchaser engaged in additional discussions about the Rights Plan and expect the dialogue to continue.

Pursuant to the Rights Plan, the Company will issue, by means of a dividend, to each outstanding share of Class A common stock and Class B common stock (collectively, the “Company common stock”) a right to purchase (a) 0.9833 shares of Class A common stock, subject to adjustment (a “Class A Common Stock Fraction”) and (b) 0.0167 shares of Class B common stock, subject to adjustment (a “Class B Common Stock Fraction”) to stockholders of record as of 5:15 p.m., Eastern Time, on January 11, 2026. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of the Company common stock.

The rights will expire on the earliest of (i) the close of business on January 10, 2027, (ii) the time at which the rights are redeemed, (iii) the time at which the rights are exchanged and (iv) the closing of a merger or acquisition transaction involving the Company pursuant to a merger or other acquisition agreement approved by the Board, in each case, pursuant to the Rights Plan.

Under the Rights Plan, the rights generally become exercisable if a person or a group of persons (each, an “acquiring person”) acquires beneficial ownership of 75% or more of the outstanding shares of the Class B common stock. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to receive, upon exercise, shares (or fractions of shares) of Class A common stock and/or Class B common stock having a value equal to two times the exercise price of the right. In addition, if the Company is acquired in a merger or other business combination after an unapproved party acquires 75% or more of the outstanding shares of the Class B common stock, each holder of a right would then be entitled to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The Board, at its option, may exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one Class A Common Stock Fraction and one Class B Common Stock Fraction (or, in some instances, as provided in the Rights Plan, for cash, additional shares or Class A common stock, other securities, or other assets) per right, subject to adjustment. Except as provided in the Rights Plan, the Board is entitled to redeem the rights at $0.001 per right.

If a person or group beneficially owns 75% or more of the outstanding shares of Class B common stock prior to the adoption of the Rights Plan, then that person’s or group’s, together with such person’s or group’s affiliates’ and associates’, existing ownership percentage will be grandfathered (except that, with certain exceptions, (i) if such person or group, along with such person’s or group’s affiliates and associates, increases its ownership of Class B common stock, or (ii) in the case of a person or group, together with such person’s or group’s affiliates and associates, who by reason of a right to acquire shares pursuant to an agreement, arrangement or understanding beneficially owns 75% or more of the outstanding shares of Class B common stock, if such person or group or one or more of such person’s or group’s affiliates or associates exercises such right to acquire or otherwise acquires some or all of such shares, pursuant to the terms and conditions of such agreement, arrangement or understanding and upon such exercise, acquisition or consummation, such person or group, together with all such person’s or group’s affiliates and associates, beneficially owns 75% or more of the outstanding shares of Class B Common Stock, in each such case, such person’s or group’s ownership percentage will no longer be considered grandfathered).

Additional information regarding the Rights Plan will be contained in a current report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Potter Anderson & Corroon LLP and Nelson Mullins Riley & Scarborough LLP are acting as legal advisors to the Company.

Privileged & Confidential

About Kelly®

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) helps companies recruit and manage skilled workers and helps job seekers find great work. Since inventing the staffing industry in 1946, we have become experts in the many industries and local and global markets we serve. With a network of suppliers and partners around the world, we connect more than 400,000 people with work every year. Our suite of outsourcing and consulting services and solutions ensures companies have the people they need, when and where they are needed most. Headquartered in Troy, Michigan, we empower businesses and individuals to access limitless opportunities in industries such as science, engineering, technology, education, manufacturing, retail, finance, and energy. Revenue in 2024 was $4.3 billion. Learn more at kellyservices.com.

Analyst & Media Contact

Scott Thomas

(248) 251-7264

scott.thomas@kellyservices.com